Exhibit 99.1

CONTACTS:

CORPORATE COMMUNICATIONS		INVESTOR RELATIONS
Sherrie Gutierrez		Laura Guerrant
Aviza Technology, Inc.		Guerrant Associates
Corporate Marketing Manager		Principal
Phone:	+1 (831) 439-6382	Phone:	+1 (808) 882-1467
Fax:	+1 (831) 439-6223	Fax:	+1 (808) 882-1267
sherrie.gutierrez@avizatechnology.com		lguerrant@guerrantir.com

FOR IMMEDIATE RELEASE

AVIZA TECHNOLOGY ANNOUNCES FISCAL YEAR 2007
FIRST QUARTER FINANCIAL RESULTS

Company Reported Net Income of $1.1 Million
1QFY07 Revenues of $62.2 Million Increased 19.6% over 4QFY06 and 114.9% over 1QFY06

SCOTTS VALLEY, Calif., February 1, 2007—Aviza Technology, Inc. (NASDAQ: AVZA), a supplier of advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets, today reported results for the first quarter of fiscal 2007, which ended December 29, 2006.

FINANCIAL HIGHLIGHTS — FIRST FISCAL QUARTER ENDED DECEMBER 29, 2006

•                  Aviza reported net income of $1.1 million for the first quarter of fiscal 2007, or earnings per share of $0.07.

•                  First quarter revenues of $62.2 million increased 19.6% over the fourth quarter of fiscal 2006 and 114.9% over the first quarter of fiscal 2006.  This marks the company’s fourth consecutive quarter of increased revenues.

•                  First quarter shipments were $62.8 million, compared to $44.6 million for the fourth quarter of fiscal 2006.

•                  Gross margin for the first quarter of fiscal 2007 was 30.3%, compared to 33.1% for the fourth quarter of fiscal 2006 and 24.7% for the first quarter of fiscal 2006.

BUSINESS HIGHLIGHTS — FIRST FISCAL QUARTER ENDED DECEMBER 29, 2006

•                  Aviza received an order for its next-generation single wafer atomic layer deposition (ALD) system, CelsiorTM, from one of the world’s leading DRAM manufacturers.  The system is scheduled for installation at the DRAM manufacturer’s U.S.-based facility and will be utilized for fabricating 90nm DRAM devices on 200mm wafers.  This order is part of a series of orders for the Celsior system for high-volume manufacturing in Europe, China, Taiwan and the United States.

•                  Aviza announced the appointment of Dr. Masaaki Yashiro as President of Aviza Technology Japan K.K.  In this role, Dr. Yashiro will be responsible for managing day-to-day operations, supporting Aviza’s current customer base in Japan and further broadening and strengthening Aviza’s market presence in the region.

•                  Aviza also announced a Joint Development Agreement with BOC Edwards (now known as The Linde Group), a leading supplier of technology, equipment and support services to the electronics and microelectronics industries, to develop ALD technology for advanced semiconductor manufacturing.  The collaboration will utilize BOC Edwards’ expertise in chemical precursor formulation and Aviza’s advanced ALD hardware technology to optimize deposition processes for high-k materials and metals.

•                  In support of the company’s R&D efforts, Aviza announced the award of a multi-year grant of approximately 1.2 million GBP, or $2.2 million, from the Welsh Assembly Government’s Regional Selective Assistance program.  Aviza plans to invest 6.4 million GBP over a multi-year period to enhance research, development and engineering capabilities at its Newport facility, where the Company designs, develops and manufactures single-wafer equipment and process technologies.  This grant from the Welsh Assembly Government will enable Aviza to further develop and strengthen its presence in Newport, Wales, in addition to complementing the company’s R&D efforts at its Scotts Valley, California, global headquarters.

FORECAST FOR SECOND FISCAL QUARTER ENDING MARCH 30, 2007

•                  Aviza expects that revenues for the second quarter of fiscal 2007 will be in the range of $60.0 million to $64.0 million, with operating income in the range of $2.5 million to $3.0 million.

COMPANY REPORTED NET INCOME IN FIRST QUARTER OF FISCAL 2007

Commenting on Aviza’s results for the first quarter of fiscal 2007, Jerry Cutini, Aviza’s President and CEO, said, “We are extremely pleased with our most recent financial results.  We once again exceeded our revenue guidance and this marks the fourth consecutive quarter in which we have demonstrated an increase in revenue.  While we achieved operational profitability for the first quarter as anticipated, more significant was our reporting net income of $1.1 million.”

Cutini continued, “These financial achievements highlighted a quarter in which we maintained decisive focus.  We achieved continued penetration of our ALD products and augmented our ALD relationships, as well as identified key opportunities in the power IC, wafer level packaging and memory IC markets to increase our revenue channels.  Additionally, we enhanced our R&D resources, both externally and internally, and continued to leverage the momentum we established coming into the new fiscal year.”  Cutini concluded, “We remain confident in the Company’s prospects and continue to strategically address the overall growth of our markets.”

OPERATING RESULTS FOR THE FIRST QUARTER OF FISCAL 2007 ENDED DECEMBER 29, 2006

Aviza’s net sales for the first quarter of fiscal 2007 were $62.2 million, an increase of 19.6% over net sales for the fourth quarter of fiscal 2006 of $52.0 million, and a 114.9% increase over net sales of $28.9 million for the first quarter of fiscal 2006.  The increase in revenues for the first quarter of fiscal 2007 is attributable to increased demand from major DRAM customers and continued penetration of the company’s Etch and PVD systems, coupled with the conversion from “new technology” to “proven technology” of the Deep Silicon (DSi) Etch module in accordance with the Company’s revenue recognition policy.  The DSi module is designed to offer benefits to production users in system-in-package, wafer level packaging and conventional micro electro mechanical systems (MEMS) applications.

For the first quarter of fiscal 2007, the Company reported shipments of $62.8 million, compared to fourth quarter fiscal 2006 shipments of $44.6 million.  The shipment amount includes all systems and parts shipped during the quarter and the related services for which Aviza holds a contract for current or future revenue.

Income from operations for the first quarter of fiscal 2007 was $2.7 million, compared to $752,000 reported in the fourth quarter of fiscal 2006.

During the first quarter of fiscal 2007, one of the subsidiaries Aviza acquired in connection with the merger transaction with Trikon generated sufficient taxable income to begin utilizing net operating loss carry forwards acquired as part of the merger.  Approximately $150,000, or $0.01 per share, of tax benefits recognized reduced the carrying value of the non current intangible assets acquired in the merger, rather than benefiting income tax expense in accordance with treatment prescribed in SFAS No. 109, Accounting for Income Taxes.

Aviza’s net income for the first quarter of fiscal 2007 was $1.1 million, or $0.07 per share, compared to a net loss for the fourth quarter of fiscal 2006 of $779,000, or $0.05 per share.  The increase in net income was primarily attributable to an improvement in product mix.

Aviza’s results of operations for the first quarter of fiscal 2007 included non-cash charges.  The Company recorded depreciation expense of $924,000, amortization expense of $514,000 (including $386,000 related to the amortization of debt issuance costs and the fair value of warrants), and SFAS 123(R) stock-based compensation expense of $437,000.

TO ACCESS THE LIVE WEB CAST

Investors will have the opportunity to listen to the conference call over the Internet.  To listen to the live web cast today at 4:30 p.m. EST / 1:30 p.m. PST, log on to the Aviza website at www.avizatechnology.com.  To access the live conference call today at 4:30 p.m. EST / 1:30 p.m. PST, dial 303-262-2137 or 800-240-2430.

TO ACCESS A REPLAY OF THE WEB CAST

A digital replay will be available on Aviza’s website at www.avizatechnology.com under “Calendar of Events” in the “Investors” section of the website two hours after the conclusion of the conference call.

A telephone replay will also be available two hours after the conclusion of the conference call from February 1 to February 3, 2007. You may access the telephone replay by dialing 303-590-3000 or 800-405-2236 and entering confirmation code 11082251#.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements.  These forward-looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations.  You should not rely upon these forward-looking statements as predictions of future events because we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur.  These forward-looking statements include, but are not limited to, the statements made by Jerry Cutini and all statements containing the words “believes,” “expects,” “forecast,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.  Many factors could cause our actual results to differ materially from those projected in these forward-looking statements, including, but not limited to: variability of our revenues and financial performance; risks associated with product development and technological changes; the acceptance of our products in the marketplace by existing and potential future customers; disruption of operations or increases in expenses due to our involvement in litigation or caused by civil or political unrest or other catastrophic events; general economic conditions and conditions in the semiconductor industry in particular; the continued employment of our key personnel and risks associated with competition.  Some of these factors and other important factors are detailed in various Securities and Exchange Commission filings that we have made, particularly in our most recent Annual Report on Form 10-K and registration statement on Form S-1 (File No. 333-139831), copies of which are available from us without charge.  Please review these filings and do not place undue reliance on these forward-looking statements.  We assume no obligation to update these forward-looking statements.

About Aviza Technology, Inc.

Aviza Technology, Inc. designs, manufactures, sells and supports advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets.  The company’s systems are used in a variety of segments of the semiconductor market, such as advanced silicon for memory devices, advanced 3-D packaging and power integrated circuits for communications.  Aviza’s common stock is publicly traded on the NASDAQ Global Market (NASDAQ GM: AVZA).  Aviza is headquartered in Scotts Valley, Calif., with manufacturing, R&D, sales and customer support facilities located in the UK, Germany, France, Taiwan, China, Japan, Korea, Singapore and Malaysia.  Additional information about the company can be found at http://www.avizatechnology.com.

-tables follow-

AVIZA TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 29,	September 29,
	2006	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$15,537	$10,722
Accounts receivable, net	31,100	26,763
Inventory	53,141	54,499
Prepaid expenses and other current assets	8,239	6,638
Total current assets	108,017	98,622

Property and equipment - net	26,134	25,266

Intangible and other assets	5,471	5,218
TOTAL	$139,622	$129,106

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Bank borrowing - short term	$41,978	$28,632
Accounts payable	27,400	30,792
Warranty liability	12,099	10,816
Accrued liabilities	15,653	13,716
Total current liabilities	97,130	83,956

NOTE PAYABLE - Long term	1,030	6,256
Total liabilities	98,160	90,212

STOCKHOLDERS’ EQUITY

Common stock	89,094	88,657
Accumulated deficit and accumulated other comprehensive loss	(47,632)	(49,763)
Total stockholders’ equity	41,462	38,894
TOTAL	$139,622	$129,106

AVIZA TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Quarter Ended
	December 29,	December 30,
	2006	2005

NET SALES	$62,192	$28,943

COST OF GOODS SOLD	43,343	21,808
GROSS PROFIT	18,849	7,135
OPERATING EXPENSES:
Research and development costs	7,703	4,643
Selling, general and administrative costs	8,408	5,115
In-process research and development	—	393
Total operating expenses	16,111	10,151
INCOME (LOSS) FROM OPERATIONS	2,738	(3,016)

OTHER INCOME (EXPENSE):
Interest income	27	40
Interest expense	(1,251)	(1,386)
Other income (expense) - net	12	(147)
Total other income (expense)	(1,212)	(1,493)

INCOME (LOSS) BEFORE INCOME TAXES	1,526	(4,509)

INCOME TAXES	401	122

NET INCOME (LOSS)	$1,125	$(4,631)

Income (Loss) per share:
Basic	$0.07	$(1.25)
Diluted	$0.07	$(1.25)

Weighted average common shares:
Basic	16,150,752	3,717,898
Diluted	16,894,582	3,717,898